Exhibit 99

Viad Corp Announces Third Quarter Results

Income per Share of $0.23

PHOENIX--(BUSINESS WIRE)--October 22, 2010--Viad Corp (NYSE:VVI) today announced its third quarter 2010 net income of $4.8 million, or $0.23 per diluted share. Viad’s income before other items, which excludes restructuring charges of $0.01 per share and income from the favorable resolution of tax matters of $0.01 per share, was also $4.8 million, or $0.23 per diluted share. This compares to the company’s prior guidance of income before other items of $0.05 per share to $0.20 per share and 2009 third quarter loss before other items of $0.20 per share.

  Revenues of $215.1 million were up $34.0 million from 2009 (18.8%), reflecting positive show rotation revenue of $25 million and higher customer spending.
  Segment operating income was $9.9 million as compared to a loss of $2.7 million in 2009.
  Free cash flow of $23.0 million was up $5.4 million from 2009.
  356,300 shares of common stock were repurchased at an aggregate cost of $6.3 million.
  Cash and cash equivalents were $152.1 million at September 30, 2010.
  Debt was $9.6 million, with a debt-to-capital ratio of 2.4% at September 30, 2010.

Paul B. Dykstra, chairman, president and chief executive officer, said, “The significant year-over-year improvement in our 2010 third quarter results was driven by solid execution and better industry trends in both our Marketing & Events Group and Travel & Recreation Group, as well as positive show rotation. Our ongoing Lean initiatives are delivering sustainable productivity improvements and customer service enhancements, and we remain on target to reduce U.S. overhead costs by $10 million in 2010 compared with last year in our Marketing & Events Group. Viad’s businesses are well-positioned for improved results in 2010 and beyond.”

Third Quarter 2010 Business Unit Highlights

	Third Quarter				September 30 Year-to-Date
($ in millions)	2010	2009	Change		2010	2009	Change

Revenues:
Marketing & Events Group:
U.S.	$125.1	$104.7	$20.4	19.5%	$439.0	$445.8	$(6.8)	-1.5%
International	38.1	32.8	5.3	16.2%	144.6	128.8	15.8	12.3%
Intersegment eliminations	(0.1)	(2.9)	2.8	96.5%	(7.5)	(8.5)	0.9	10.7%
Total	163.2	134.7	28.5	21.2%	576.0	566.1	9.9	1.8%
Travel & Recreation Group	52.0	46.5	5.5	11.9%	81.8	69.6	12.2	17.6%
Total	$215.1	$181.1	$34.0	18.8%	$657.8	$635.6	$22.2	3.5%

Segment operating income:
Marketing & Events Group:
U.S.	$(9.5)	$(19.6)	$10.1	51.4%	$(11.9)	$(12.5)	$0.6	4.9%
International	(2.0)	(2.6)	0.6	21.6%	7.1	6.8	0.3	4.2%
Total	(11.6)	(22.2)	10.7	47.9%	(4.8)	(5.7)	0.9	15.8%
Travel & Recreation Group	21.5	19.5	2.0	10.0%	22.6	19.4	3.2	16.3%
Total	$9.9	$(2.7)	$12.6	**	$17.8	$13.8	$4.1	29.4%

Operating margins:
Marketing & Events Group	-7.1%	-16.5%	940	bps	-0.8%	-1.0%	20	bps
Travel & Recreation Group	41.4%	42.1%	(70)	bps	27.6%	27.9%	(30)	bps
Total	4.6%	-1.5%	610	bps	2.7%	2.2%	50	bps

** Change is greater than +/- 100 percent. Note: Calculated amounts presented above (including totals and percentages) are calculated using dollars in thousands.

Viad’s Marketing & Events Group

Marketing & Events Group 2010 third quarter results were in line with the company’s prior guidance. As compared to the 2009 third quarter, revenues were up $28.5 million with a $10.7 million improvement in operating results. Show rotation had a positive impact of approximately $25 million on Group revenues, while foreign exchange rate variances had an unfavorable impact of approximately $1.6 million on revenues and $50,000 on operating results as compared to the 2009 quarter.

Revenues for the U.S. segment increased $20.4 million from the 2009 third quarter primarily due to positive show rotation of approximately $17 million in revenue and same-show revenue growth. Revenues from third quarter base same-shows (shows that occur in the third quarter of every year in the same city) increased 8.6 percent versus 2009. U.S. segment operating results improved by $10.1 million as a result of higher revenues and overhead reductions.

International segment revenues increased $5.3 million from the 2009 third quarter with a $560,000 increase in operating income. The year-over-year improvements reflect positive show rotation of approximately $8 million in revenue, partially offset by unfavorable foreign currency translation.

Dykstra said, “We are beginning to see signs of improvement in the exhibition and event industry and are happy to report that our U.S. same-show revenues were up 8.6 percent in the third quarter. This improvement, combined with positive show rotation and our ongoing efforts to reduce overhead costs and drive variable cost savings through our Lean initiatives, enabled our Marketing & Events Group to realize a significant improvement in revenues and operating results versus the 2009 third quarter.”

Viad’s Travel & Recreation Group

Travel & Recreation Group third quarter revenues were better than the company’s prior guidance as a result of stronger than anticipated demand for the company’s tourism services. As compared to the 2009 third quarter, revenues were up $5.5 million with a $2.0 million improvement in operating results. Foreign exchange rate variances had a favorable impact on revenues and operating income of approximately $1.4 million and $625,000, respectively, as compared to the 2009 third quarter. Excluding exchange rate variances, revenues were up $4.1 million (or 8.9 percent) with a $1.3 million improvement in operating results.

Dykstra said, “Our Travel & Recreation Group had a terrific third quarter, driven by stronger tourism demand and success from our initiatives to capture incremental spend per guest. Glacier Park had a record third quarter, driven in part by the centennial anniversary of Glacier National Park. And Brewster experienced stronger revenues across all of its tourism lines of business.”

2010 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual results. Those factors are identified in the safe harbor language at the end of this press release.

Dykstra said, “As evidenced by our third quarter results, we are beginning to experience improving trends in our industries. While visibility over future revenues continues to be somewhat challenging, we are cautiously optimistic that we will continue to experience improvements in the exhibition and event industry and tourism demand. We are taking aggressive actions to reduce costs and drive efficiency gains, and are on target to reduce year-over-year overhead costs by $10 million in our U.S. Marketing & Events Group. Overall, we are confident in our ability to deliver improved results this year.

“Going forward, we will remain focused on delivering the best results possible by capitalizing on the market opportunities that exist, continuing to drive down costs, and delivering high-quality customer service. Viad is fortunate to have industry-leading brands and capabilities, talented and dedicated employees and a strong balance sheet. These assets, along with continued investment in our businesses, give us advantages relative to many of our competitors.”

2010 Full Year Guidance

Viad’s 2010 full year income before other items is expected to be in the range of $0.11 to $0.26 per share, as compared to the 2009 loss before other items of $0.11 per share.

Marketing & Events Group

  Group revenues are expected to increase slightly from 2009, with positive show rotation and new business wins offsetting same-show declines.
  Group operating results are expected to improve by approximately $6 million to $10 million versus 2009, reflecting cost reduction initiatives, partially offset by higher performance-based incentives (performance-based incentives were insignificant in 2009).
  Same-show revenues are expected to decline at a single-digit rate for the full year, reflecting declines in the first quarter, partially offset by growth in the third and fourth quarters.
  Show rotation is expected to positively impact full year revenues by $15 million to $20 million.
    First quarter show rotation negatively impacted revenues by approximately $8 million.
    Second quarter show rotation did not have a meaningful impact on revenues.
    Third quarter show rotation positively impacted revenues by approximately $25 million.
    Fourth quarter show rotation is not expected to have a meaningful impact on revenues.
  Brand marketer and retail client spending on experiential marketing services (including exhibits, events, mobile marketing tours, permanent installations and retail environments) is expected to be relatively flat to 2009, reflecting constrained marketing budgets.
  Variable cost savings from Lean initiatives of over $10 million are expected to help offset general market pressures on margins.
  Overhead cost savings from the rationalization of facilities and other consolidation activities in the U.S. segment are expected to approximate $10 million and be partially offset by accruals for performance-based incentives.

Travel & Recreation Group

  Revenue is expected to increase by approximately 16 percent to 17 percent, reflecting increased demand for the tourism services provided by Brewster and Glacier Park, including lodging, attractions, transportation and packaged tours.
  Operating margins are expected to be in the range of 22 percent to 23 percent.

Corporate & Other

  Corporate activities expense is expected to increase by approximately $1.5 million from 2009, reflecting the reversal of long-term performance-based incentives in 2009 and the accrual of performance-based incentives in 2010.
  Exchange rates for the remainder of 2010 are assumed to approximate $0.98 U.S. dollars per Canadian dollar and $1.58 U.S. dollars per British pound. Currency translation is expected to have a positive impact of about $0.04 on income per share.
  Net interest expense is expected to be approximately $0.01 per share higher than 2009.
  Restructuring charges were $0.08 per share in the first nine months of 2010. Additional charges may arise as the company continues to reduce its cost structure.
  Income taxes (excluding those related to the resolution of tax matters) are expected to be insignificant for the year, reflecting differences between domestic and foreign income tax components.

2010 Fourth Quarter Guidance

For the fourth quarter, Viad’s loss before other items is expected to be in the range of $0.27 per share to $0.12 per share, as compared to the 2009 fourth quarter loss before other items of $0.35 per share. Revenue is expected to be in the range of $170 million to $187 million as compared to $170.2 million in the 2009 fourth quarter. Segment operating loss is expected to be in the range of $5.5 million to $500,000 as compared to a segment operating loss of $9.6 million in the 2009 fourth quarter. The improvements from 2009 are expected to be driven by lower U.S. overhead expenses, as well as higher holiday décor revenues and international market share gains.

Implicit within this guidance are the following group revenue and operating income expectations.

($ in millions)	Group Revenue			Group Operating Income (Loss)
	Low End		High End	Low End		High End

Marketing & Events Group	$165.0	to	$180.0	$(2.0)	to	$2.0
Travel & Recreation Group	$5.5	to	$6.5	$(3.5)	to	$(2.5)

Conference Call and Web Cast

Viad Corp will hold a conference call with investors and analysts for a review of third quarter 2010 results on Friday, October 22, 2010 at 9 a.m. (ET). To join the live conference, call (800) 857-5472, passcode “Viad,” or access the webcast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (800) 839-8270 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

About Viad

Viad is an S&P SmallCap 600 company. Viad operates through its Marketing & Events Group, comprised of Global Experience Specialists (formerly GES Exposition Services, Exhibitgroup/Giltspur and Becker Group) and affiliates, and its Travel & Recreation Group, comprised of Brewster and Glacier Park, Inc. For more information, visit the company's Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the “Private Securities Litigation Reform Act of 1995,” Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war, a pandemic health crisis and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission.

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended September 30,				Nine months ended September 30,
(000 omitted, except per share data)	2010	2009	$Change	% Change	2010	2009	$Change	% Change

Revenues	$215,144	$181,125	$34,019	18.8%	$657,796	$635,639	$22,157	3.5%

Segment operating income (loss)	$9,919	$(2,690)	$12,609	**	$17,843	$13,785	$4,058	29.4%
Corporate activities	(1,749)	(2,024)	275	13.6%	(4,451)	(4,230)	(221)	-5.2%
Restructuring charges (Note A)	(183)	(3,867)	3,684	95.3%	(2,795)	(6,797)	4,002	-58.9%
Impairment charges (Note B)	-	(111,356)	111,356	**	-	(111,356)	111,356	**
Net interest expense	(298)	(276)	(22)	-8.0%	(1,080)	(728)	(352)	-48.4%
Income (loss) before income taxes	7,689	(120,213)	127,902	**	9,517	(109,326)	118,843	**
Income tax (expense) benefit (Note C)	(1,911)	23,947	(25,858)	**	(3,909)	19,735	(23,644)	**
Net income (loss)	5,778	(96,266)	102,044	**	5,608	(89,591)	95,199	**
Net income attributable to noncontrolling interest	(982)	(867)	(115)	-13.3%	(766)	(640)	(126)	-19.7%
Net income (loss) attributable to Viad	$4,796	$(97,133)	$101,929	**	$4,842	$(90,231)	$95,073	**

Diluted income (loss) per common share (Note D):
Net income (loss) attributable to Viad common shareholders
	$0.23	$(4.86)	$5.09	**	$0.24	$(4.52)	$4.76	**

Basic income (loss) per common share (Note D):
Net income (loss) attributable to Viad common shareholders
	$0.23	$(4.86)	$5.09	**	$0.24	$(4.52)	$4.76	**

Common shares treated as outstanding for income per share calculations:

Weighted-average outstanding shares	20,001	19,981	20	0.1%	20,037	19,950	87	0.4%

Weighted-average outstanding and potentially dilutive shares
	20,309	19,981	328	1.6%	20,332	19,950	382	1.9%

** Change is greater than +/- 100 percent.

(A)

Restructuring Charges — During the nine months ended September 30, 2010 and 2009, Viad recorded restructuring charges of $2.8 million ($1.7 million after-tax) and $6.8 million ($4.2 million after-tax), respectively. Included in these amounts were charges of $183,000 ($112,000 after-tax) and $5.2 million ($3.2 million after-tax) incurred in the third quarters of 2010 and 2009, respectively. The charges primarily related to reorganization activities in the Marketing & Events Group, comprised of the elimination of certain positions as well as facility consolidations. Also in the third quarter of 2009, Viad reversed $1.3 million ($789,000 after-tax) of restructuring reserves primarily due to a revision in estimated sublease income associated with certain leased facilities.

(B)

Impairment Charges — In the third quarter of 2009, Viad recorded impairment charges of $111.4 million ($94.2 million after-tax) primarily related to goodwill and other intangible assets in the Marketing & Events Group.

(C)

Income Taxes — Income taxes for the nine months ended September 30, 2010 include the third quarter favorable resolution of tax matters of $149,000 and a charge in the first quarter for the resolution of tax matters of $1.3 million resulting from a tax adjustment due to recently enacted health care legislation. Income taxes for the third quarter of 2009 and nine months ended September 30, 2009 include the favorable resolution of tax matters of $3.3 million.

(D)	Income per Common Share — Following is a reconciliation of net income attributable to Viad to net income allocated to Viad common shareholders:

	Three months ended September 30,				Nine months ended September 30,
(000 omitted, except per share data)	2010	2009	$Change	% Change	2010	2009	$Change	% Change

Net income (loss) attributable to Viad	$4,796	$(97,133)	$101,929	**	$4,842	$(90,231)	$95,073	**
Less: Allocation to nonvested shares	(114)	-	(114)	**	(126)	-	(126)	**
Net income (loss) allocated to Viad common shareholders
	$4,682	$(97,133)	$101,815	**	$4,716	$(90,231)	$94,947	**

Weighted-average outstanding shares	20,001	19,981	20	0.1%	20,037	19,950	87	0.4%

Basic income (loss) per common share attributable to Viad common shareholders

	$0.23	$(4.86)	$5.09	**	$0.24	$(4.52)	$4.76	**

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended September 30,				Nine months ended September 30,
(000 omitted)	2010	2009	$Change	% Change	2010	2009	$Change	% Change

Income (loss) before other items (Note A):
Net income (loss) attributable to Viad	$4,796	$(97,133)	$101,929	**	$4,842	$(90,231)	$95,073	**
Impairment charges, net of tax	-	94,178	(94,178)	**	-	94,178	(94,178)	**
Restructuring charges, net of tax	112	2,415	(2,303)	-95.4%	1,722	4,231	(2,509)	-59.3%
Resolution of tax matters	(149)	(3,297)	3,148	95.5%	1,130	(3,297)	4,427	**
Income (loss) before other items	$4,759	$(3,837)	$8,596	**	$7,694	$4,881	$2,813	57.6%

(per diluted share)

Income (loss) before other items:
Net income (loss) attributable to Viad	$0.23	$(4.86)	$5.09	**	$0.24	$(4.52)	$4.76	**
Impairment charges, net of tax	-	4.71	(4.71)	**	-	4.72	(4.72)	**
Restructuring charges, net of tax	0.01	0.12	(0.11)	-91.7%	0.08	0.21	(0.13)	-61.9%
Resolution of tax matters	(0.01)	(0.17)	0.16	94.1%	0.06	(0.17)	0.23	**
Income (loss) before other items	$0.23	$(0.20)	$0.43	**	$0.38	$0.24	$0.14	58.3%

	Three months ended September 30,				Nine months ended September 30,
(000 omitted)	2010	2009	$Change	% Change	2010	2009	$Change	% Change

Adjusted EBITDA (Note A):
Net income (loss) attributable to Viad	$4,796	$(97,133)	$101,929	**	$4,842	$(90,231)	$95,073	**
Impairment charges	-	111,356	(111,356)	**	-	111,356	(111,356)	**
Interest expense	472	378	94	-24.9%	1,438	1,223	215	-17.6%
Income tax expense (benefit)	1,911	(23,947)	25,858	**	3,909	(19,735)	23,644	**
Depreciation and amortization	7,310	7,845	(535)	6.8%	21,314	21,380	(66)	0.3%
Adjusted EBITDA	$14,489	$(1,501)	$15,990	**	$31,503	$23,993	$7,510	31.3%

	Three months ended September 30,				Nine months ended September 30,
(000 omitted)	2010	2009	$Change	% Change	2010	2009	$Change	% Change

Free Cash Flow (Outflow) (Note A):
Net cash provided by operating activities
	$26,988	$22,287	$4,701	21.1%	$45,272	$1,643	$43,629	**
Less:
Capital expenditures	(3,205)	(3,947)	742	18.8%	(11,609)	(18,727)	7,118	38.0%
Dividends paid	(822)	(822)	-	0.0%	(2,466)	(2,470)	4	0.2%
Free cash flow (outflow)	$22,961	$17,518	$5,443	31.1%	$31,197	$(19,554)	$50,751	**

** Change is greater than +/- 100 percent.

(A)

Income before other items, Adjusted EBITDA and Free Cash Flow are supplemental to results presented under accounting principles generally accepted in the United States of America (“GAAP”) and may not be comparable to similarly titled measures presented by other companies. These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and liquidity. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad’s business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP.

CONTACT:
Viad Corp, Phoenix
Carrie Long
Investor Relations
602-207-2681
clong@viad.com